Exhibit 10.1

CPI CARD GROUP INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of September 21, 2021 (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and the undersigned (the “Participant”), pursuant to the CPI Card Group Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”).  Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant options to purchase Shares  to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to make this grant to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.Shares Subject to Option; Exercise Price.

(a)Shares Subject to Option.  The Company shall grant to the Participant, effective as of the Grant Date, an option to purchase from the Company the number of Shares set forth on the Notice attached hereto, which shall become exercisable, if at all, as provided in Section 2(a) (the “Option”).

(b)Exercise Price.  The Option shall have an Exercise Price of $29.62 per Share, which is not less than the Fair Market Value per Share on the Grant Date.

(c)Option Subject to Plan.  By electronically accepting this Agreement in accordance with the administrative procedures established by the Company, the Participant acknowledges that the Plan has been made available to the Participant and the Participant has had the opportunity to review such Plan.

(d)Character of Option.  The Option granted hereunder is not intended to be an “incentive stock option” within the meaning of Code Section 422.

2.Vesting and Exercisability; Expiration.

(a)Vesting and Exercisability.  The Option shall vest and become exercisable in installments as set forth on the Notice attached hereto. The vesting of the Option is subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director, or Consultant (“Service”), from the Grant Date through the applicable vesting date.  Notwithstanding the foregoing, all or a portion of the Option shall vest and become exercisable at the times and under the circumstances described in Sections 4 and 5.

(b)Normal Expiration Date.  Unless the Option earlier terminates in accordance with Sections 2 or 4, the Option shall terminate on the seventh anniversary of the Grant Date (the “Normal Expiration Date”).  Once a portion of the Option has become exercisable pursuant to this Section 2, such portion of the Option may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date or the earlier termination of the Option in accordance with Sections 2 or 4.

3.Method of Exercise and Payment.

Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Participant (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iii) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of exercise or (iv) by a combination of (i) and (ii), and (b) by executing such documents as the Company may reasonably request.  Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Participant.  No certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.1, have been paid. As soon as practicable after payment in full of the Exercise Price of any exercisable portion of the Option in accordance with this Section 3, but subject to Section 12 below, the Company shall deliver to the Participant (or such other person or entity) a certificate, certificates or electronic book-entry notation representing the Shares acquired upon the exercise thereof, registered in the name of the Participant (or such other person or entity), provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Shares, such certificates shall bear the appropriate legend.

4.Termination of Service.

(a)Termination due to Death or Disability.  In the event that the Participant’s Service terminates by reason of the Participant’s death or Disability, then any unvested portion of the Option held by the Participant shall immediately vest in full, and the Option may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter.  The Option shall terminate immediately thereafter.

(b)Termination due to Retirement.  In the event that the Participant’s Service terminates by reason of the Participant’s Retirement, (i) any portion of the Option held by the Participant that is not then exercisable shall terminate and be cancelled immediately upon such termination of Service and (ii) any then vested portion of the Option may be exercised by the Participant at any time prior to the Normal Expiration Date of the Option.

(c)Termination for Cause.  In the event that the Participant’s Service terminates for Cause, the entire Option held by the Participant, whether or not then vested and exercisable, shall terminate and be cancelled immediately upon such termination of Service.

(d)Other Termination of Service.  In the event that the Participant’s Service terminates for any reason other than (i) death, (ii) Disability, (iii) Retirement or (iv) for Cause, then (A) any portion of the Option held by the Participant that is not then exercisable shall terminate and be cancelled immediately upon such termination of Service and (B) any portion of the Option held by the Participant that is vested and exercisable as of the date of the Participant’s termination of Service shall be exercisable at any time up until the ninetieth (90th) day following the Participant’s termination of Service (or, in the event that the Participant dies or becomes Disabled after the termination of Service, but within the ninety (90) day post-termination exercise period, such ninety (90) day period shall be extended to the date that is one (1) year after such termination) or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

5.Qualifying Terminations Following a Change in Control.

(a)Qualifying Termination.  Notwithstanding any language in the Plan or the Participant’s employment or other services agreement with the Company to the contrary, the Option will not vest solely upon a Change in Control unless such Option is not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control, in which case the Option shall vest in full upon such Change in Control.  In the event the Options are effectively assumed in a Change in Control, the Participant will be immediately entitled to exercise the entire Option, whether vested or unvested, if the Participant experiences a Qualifying Termination.  A “Qualifying Termination” occurs if, on or prior to the two (2) year anniversary of a Change in Control, the Participant’s Service is terminated (i) by the Company without Cause or (ii) by the Participant for Good Reason.

(b)Good Reason.  For purposes of this Agreement, “Good Reason” shall have the same meaning set forth in the Participant’s employment or other services agreement with the Company or any of its Affiliates and which is in effect on the Grant Date.  If the Participant is not party to such an agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i)a material reduction by the Company or its Affiliates of the Participant’s base compensation (other than pursuant to an across-the-board reduction in base compensation applicable to similarly situated service providers of the Company or its Affiliates);

(ii)the transfer of the Participant’s principal place of Service to a location fifty (50) or more miles from its location immediately preceding the transfer, provided that any requirement for the Participant to perform his/her work for the Company remotely shall not constitute Good Reason hereunder; or

(iii)the material diminution by the Company or its Affiliates of the Participant’s duties or responsibilities with respect to his or her Service.

The Participant will provide the Company with written notice describing which of the circumstances above is cause for the Good Reason termination within thirty (30) calendar days after the occurrence of the event giving rise to the notice.  The Company will have thirty (30) calendar days from the receipt of such notice to cure the event prior to the Participant exercising his or her right to terminate for Good Reason and, if not cured, the Participant’s termination will be effective upon the expiration of such cure period.

6.Tax Withholding.

(a)As a condition precedent to the issuance of Common Stock following the exercise of the Option, Participant shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option.  If Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Participant.

(b)Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (i) a cash payment to the Company; (ii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Participant upon exercise of the Option having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments; (iii) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of exercise or (iv) any combination of (i) and (ii).  Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments.  Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Participant.  No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

7.Restrictive Covenants.

(a)In exchange for good and valuable consideration, including the Option granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)Duties of Confidentiality. In recognition of the Confidential Information as outlined below, the Participant agrees that until the earlier of the date that the Confidential Information becomes publicly available (other than through a breach by the Participant or by anyone else who has a legal obligation to maintain confidentiality) or five years from the date hereof, the Participant shall: (i) hold and safeguard all Confidential Information in trust for the Company and its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company’s organization at any time, either during the Participant’s Service with the Company or subsequent to the Participant’s termination of Service with the Company for any reason, any Confidential Information, whether or not developed by the Participant, except as required in the performance of the Participant’s duties to the Company; (iii) keep in strictest confidence any Confidential Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within the Participant’s control, to any person, firm, or corporation, or use directly or indirectly, for the Participant’s own benefit or the benefit of others, any Confidential Information.

(ii)Non-Disclosure. At all times during the Participant’s Service and thereafter, the Participant shall not, without the Company’s prior written consent: (i) use or exploit for any purpose not related to the Participant’s duties as an employee of the Company, or (ii) disclose to any person or entity, other than an officer, director, or employee of the Company to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participant of his or her duties for the Company, or

(A) which is under a duty of confidentiality to the Company to maintain the confidentiality of the Company’s information or

(B) to which the Company was instructed by a third party to disclose such third party’s Confidential information,

any Confidential Information belonging to the Company or its clients or business partners or marketing partners; provided, however, that Confidential Information shall not include any information known or readily available to the public (other than as a result of an unauthorized disclosure by the Participant).

(iii)Inventions and Intellectual Property. The Participant hereby assigns to Company, the Participant’s entire right, title, and interest in any Intellectual Property Developments.  The Participant will promptly disclose Intellectual Property Developments to Company’s management as appropriate and will, on the Company’s request, promptly execute a specific assignment of title to the Company, and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection therefor in the United States and in other countries. The Company is not required to designate the Participant as author of any design, computer program or related documentation, or other work of authorship assigned by the Participant to the company when distributed publicly or otherwise, nor to make any distribution.  The Participant waives and releases, to the extent permitted by law, all of the Participant’s rights to the foregoing.

(iv)Trade Secrets; Whistleblower Protection.

(A)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(B)Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant shall not be required to notify the Company that such reports or disclosures have been made.

(v)Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for one (1) year following the termination thereof (the “Restricted Period”), the Participant shall not and shall cause each of his or her Affiliates not to, directly or indirectly, without the Company’s prior written consent:

(A)Provide Competitive Products or Services to any other person or entity who competes with, or within the Restricted Period commences to compete with, the Company in the Business within the Restricted Area;

(B)Call on or solicit, or assist any other person or entity in calling on or soliciting, for Competitive Products or Services, any Restricted Customers/Business Partners;

(C)Provide Competitive Products or Services to any Restricted Customers/Business Partners; or

(D)Solicit, recruit, hire, or encourage, or attempt to or assist others to solicit, recruit, hire, or encourage, any person employed by the Company to provide services to any other person or entity who competes with, or within the Restricted Period commences to compete with, the Company in the Business.

(vi)Participant’s Duties on Termination. In the event of termination of Service with the Company, regardless of the circumstances of the termination, the Participant agrees to deliver promptly to the Company all of its property and all Confidential Information, in whatsoever form, including, but not limited to equipment, software, data files, databases, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphics records relating to the Company which are or have been in his/her possession or under his/her control.

(vii)Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(viii)Acknowledgement. The Participant acknowledges that these Restrictive Covenants are reasonably necessary to protect the Company’s and its clients’ and business partners’ legitimate business interests.  The Participant also acknowledges that by serving in his or her current position, he/she is in an executive/management level position and has been entrusted with access to trade secrets and confidential information that, if made available to non-Company employees, would cause the Company to suffer damages which will be difficult if not impossible to calculate because of the significant time, effort and expense the Company expended in developing such trade secrets and confidential information.  The Participant shall confirm, in writing, that he/she is complying with the terms of this provision in response to any inquiry by the Company.

(b)Definitions. For purposes of this Agreement:

(i)“Business” means: (i) the manufacture of financial payment cards, both secure and non-secure; (ii) the personalization and fulfillment of financial payment cards, including the products and services associated with instant issuance and digital card offerings; (iii) the provision of prepaid card solutions, including packaging and fulfillment; or (iv) any other service or product offering of the Company.

(ii)“Competitive Products or Services” means products or services of the type in which the Participant was involved on behalf of the Company at any time during the two (2) year period preceding the termination of the Participant’s employment with the Company.

(iii)“Confidential Information” means all proprietary and confidential information belonging to the Company and its clients, business partners, and manufacturing partners, including, but not limited to, trade secrets, as well as: (A) the Company’s products, technology or processes, whether now existing or hereafter developed by the Company; (B) the names, addresses, telephone numbers of customers, their buying habits, terms of sale extended to customers, including credit terms, if any, or other practices of any Company customers; (C) the Company’s prospective customer lists; (D) any and all information related to the pricing of the Company’s products; (E) any and all information regarding the Company’s marketing or branding strategies and/or campaigns and the costs thereof; (F) information related to the Company’s design, manufacture, and distribution of its products; (G) information pertaining to the identity of and contact information for the Company’s business partners and manufacturing partners; (H) information (such as designs and marketing plans) belonging to the Company’s customers and business partners that is not yet made available to the public; (I) identity of employees, consultants, and agents of the Company and their respective terms of employment or engagement; (J) information concerning customers or customer accounts of the Company’s clients and other customer information, including “Personally Identifiable Financial Information” as defined under Regulation P, 12 C.F.R. 216, or under the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq.; and (K) information that if disclosed would give the Company’s competitors in the financial cards business an unfair competitive advantage over the Company in the marketplace.

(iv)“Intellectual Property Developments” means any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program and related documentation, and other work of authorship hereafter made or conceived solely or jointly by the Participant, or created wholly or in part by the Participant (whether or not such Intellectual Property Developments are patentable, copyrightable or susceptible to other forms of protection) if such Intellectual Property Developments relate to the actual or anticipated business or research or development of the Company, or are suggested by or result from any task assigned to the Participant or work performed by the Participant for or on behalf of the Company.  Excluded from the definition of “Intellectual Property Developments” are any matters: (A) that the Participant cannot assign to the Company, because of prior agreement with a third party; or (B) which were previously made or conceived solely or jointly by the Participant; or (C) which were written wholly or in part by the Participant, but neither published nor filed in any patent office.  The Participant has identified all such matters on the Conflict of Interest Disclosure Statement attached hereto, if any, specifying for each the nature and date of conception and any document evidencing such matter (by date, title and witness on document).

(v)“Restricted Customers/Business Partners” means the Company’s customers and/or business partners with whom the Participant had any business-related contact or about whom the Participant had access to any Confidential Information within the two (2) years preceding the Participant’s termination of employment with the Company for any reason.

(vi) “Restricted Area” means the United States, including Hawaii and Alaska.

(c)Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. The Participant also agrees that these Restrictive Covenants will not preclude the Participant from obtaining other gainful employment in his or her profession.

(d)Remedies for Breach.

(i)Forfeiture of Option. In the event of the Participant’s breach of any of the Restrictive Covenants, the Option (whether vested or unvested) shall immediately be forfeited.

(ii)Recovery of Shares. In the event of the Participant’s breach of any of the Restrictive Covenants, the Company shall be entitled to recover any Shares acquired upon the exercise of the Option and, if the Participant has previously sold any Shares derived from the Option, the Company shall also have the right to recover from the Participant the economic value thereof, determined as of the date of exercise.

(iii)Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to provisional and injunctive relief in addition to any other available remedies at law or equity.

8.Nontransferability of Awards.

The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.  All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a permitted transferee.  Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if designated by the Committee, a permitted transferee.

9.Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

10.Transfer of Data.

The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant.  The Company may make such information available to any Affiliate thereof, those who provide products or services to the Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Participant works, and as may be required by law.

11.Adjustment in Capitalization.

The aggregate number of Shares subject to outstanding Option grants and the respective prices applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any issuance of any warrants or rights offering (other than any such offering under the Plan) to purchase Common Stock at a price materially below Fair Market Value, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee.

12.Requirements of Law.

The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  No Shares shall be issued upon exercise of any portion of the Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

13.No Guarantee of Continued Service.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

14.No Rights as Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Option granted hereunder until such time as the Shares issuable upon exercise of such Option have been so issued.

15.Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby.  Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that such alteration, amendment, suspension or termination shall not materially impair the rights of the Participant under the Option without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof.  This Agreement may also be amended by a writing signed by both the Company and the Participant.

17.Miscellaneous.

(a)Notices.  All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, or (C) sent by next-day or overnight mail or delivery, as follows:

(i)	If to the Company:

CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: Chief Human Resources Officer

(ii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company.  All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by certified or registered mail, on the fifth business day after the mailing thereof, or (z) if by next-day or overnight mail or delivery, on the day delivered.

(b)Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)No Guarantee of Future Awards.  This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)Waiver.  Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement or (iii) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)Code Section 409A Compliance.  This Option is intended to be exempt from the requirements of Code Section 409A and this Agreement shall be interpreted accordingly.  Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(f)Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.  The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(g)Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(i)Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

— Signature page follows —

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate and cancel this Award if the Participant fails to accept this Agreement on or prior to November 2, 2021.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

CPI CARD GROUP INC.

By:

Name:	John Lowe

Title:	Chief Financial Officer

PARTICIPANT

Agreed via electronic acceptance

Name:

Signature: